UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Precis, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRECIS, INC.
2040 North Highway 360
Grand Prairie, Texas 75050
Telephone: (866) 578-1665

NOTICE OF ANNUAL SHAREHOLDERS MEETING
To be held on December 29, 2006

TO THE SHAREHOLDERS:

Precis, Inc. will hold its 2006 annual shareholders meeting at the Sheraton Grand Hotel at Dallas / Ft. Worth Airport, 4440 West John Carpenter Freeway, Irving, Texas 75063, commencing at 10:00 a.m., local time on December 29, 2006 to vote on:

1.                The election of five directors, each to hold office until the 2007 annual meeting of shareholders or until his successor is duly elected and qualified;

2.                Ratification of Hein & Associates LLP as the independent registered public accounting firm for 2006; and

3.                Any other business that properly comes before the meeting or any adjournment or postponement of the Annual Meeting.

Precis shareholders at the close of business on November 20, 2006, are receiving notice and may vote at the Annual Meeting. All matters presented at the Annual Meeting require the affirmative vote of a majority of the Precis common stock shares present in person or by proxy at the Annual Meeting.

Your Board of Directors unanimously recommends that you vote FOR approval of the matters being voted upon.

Your attendance or Proxy is important to assure a quorum at the Annual Meeting. Shareholders who do not expect to attend the Annual Meeting in person are requested to complete and return the enclosed Proxy, using the envelope provided, which requires no postage if mailed from within the United States. Any person giving a Proxy has the power to revoke it at any time prior to its exercise and, if present at the Annual Meeting, may withdraw it and vote in person. Attendance at the Annual Meeting is limited to Precis shareholders, their proxies and invited guests. All shareholders are cordially invited to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS:
Eliseo Ruiz III
Eliseo Ruiz III, Secretary and General Counsel
Grand Prairie, Texas
November 27, 2006

PROXY STATEMENT

Precis, Inc.
2040 North Highway 360
Grand Prairie, Texas 75050
Telephone: (866) 578-1665

ANNUAL SHAREHOLDERS MEETING
TO BE HELD ON DECEMBER 29, 2006

SOLICITATION AND REVOCATION OF PROXIES

We at Precis, Inc. are furnishing this Proxy Statement to our shareholders in connection with our 2006 annual meeting of the holders of Precis common stock to be held on December 29, 2006, 10:00 a.m. local time at the Sheraton Grand Hotel at the Dallas / Fort Worth Airport, 4440 West John Carpenter Freeway, Irving, Texas, 75063 and any adjournment or postponement of the Annual Meeting. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy will be first mailed on or about November 27, 2006, to Precis’ shareholders of record on November 20, 2006.

If the accompanying Proxy is properly executed and returned, the shares of common stock represented by the Proxy will be voted at the Annual Meeting. If you indicate on the Proxy a choice with respect to any matter to be voted on, your shares will be voted in accordance with your choice. If no choice is indicated, your shares of common stock will be voted FOR

•  the election of five directors, each to hold office until the 2007 annual meeting of shareholders or until his successor is duly elected and qualified; and

•       ratification of Hein & Associates LLP as the independent registered public accounting firm for 2006.

In addition, your shares will also be considered and voted upon other business that properly comes before the Annual Meeting or any adjournment or postponement. Our Board of Directors knows of no business that will be presented for consideration at the Annual Meeting, other than matters described in this Proxy Statement. Once given, you may revoke your Proxy by

•       giving written notice of revocation to our Secretary at any time before your Proxy is voted,

•       executing another valid proxy bearing a later date and delivering this proxy to our Secretary prior to or at the Annual Meeting, or

•       attending the Annual Meeting and voting in person.

Neither the corporate laws of Oklahoma, the state in which we are incorporated, nor our Certificate of Incorporation or Bylaws have any provisions regarding the treatment of abstentions and broker non-votes. Our policy is (i) to count abstentions or broker non-votes for purposes of determining the presence of a quorum at the Annual Meeting, (ii) to treat abstentions as votes not cast (except as specifically provided otherwise in this Proxy Statement) but to treat them as shares represented at the Annual Meeting for determining results on actions requiring a majority vote, and (iii) to consider neither abstentions nor broker non-votes in determining results of plurality votes (except as specifically provided otherwise in this Proxy Statement).

We will bear the expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying Proxy. These expenses include the charges and expenses of banks,

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brokerage firms, and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock. Solicitation of Proxies may be made by mail, telephone, personal interviews or by other means by our directors or employees without additional compensation other than reimbursement for their related out-of-pocket expenses.

SHAREHOLDERS ENTITLED TO VOTE

The shareholders entitled to vote at the Annual Meeting are the holders of record, at the close of business on November 20, 2006 (the “Record Date”), of the 13,512,763 shares of common stock. Each holder of a share of common stock outstanding on the Record Date will be entitled to one vote for each share held on each matter presented at the Annual Meeting. Our officers and directors own of record or are deemed to beneficially own a total of 3,472,580 shares, or 26% of our issued and outstanding common stock, and it is anticipated that they will vote their shares in favor of the matters to be voted upon at the Annual Meeting. There is no cumulative voting with respect to our election of directors. The presence in person or by proxy of the holders of a majority of the shares of common stock outstanding and represented at the Annual Meeting will constitute a quorum for the transaction of business. All matters presented at the Annual Meeting require the affirmative vote of a majority of the Precis common stock shares present in person or by proxy at the Annual Meeting. Votes will be tabulated by an inspector of election appointed by our Board of Directors.

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PROPOSAL ONE

ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors shall consist of not less than one and a greater number as determined from time to time by resolution of our Board. The number of directors is currently fixed at six and will be reduced to five at the Annual Meeting as a result of Eugene E. Becker not standing for re-election. In general, a director holds office for a term expiring at the next annual meeting of our shareholders or until his successor is duly elected and qualified. Nominations of candidates for election as our directors may be made at any meeting of our shareholders by or at the direction of our Board of Directors or by any shareholder entitled to vote at the meeting. Our Bylaws provide that the annual meeting of our shareholders will be fixed by our Board.

Nominees

Our Board of Directors and its Corporate Governance and Nominee Committee has nominated Nicholas J. Zaffiris, J. French Hill, Kent H. Webb, Kenneth S. George and Russell Cleveland (each, a “Nominee” or, collectively, “Nominees”) for election as a director for a term expiring in 2007 or until his successor is elected and qualified or until his earlier death, resignation or removal. For information about each Nominee, see “Board of Directors and Committee Matters.”

The persons named as proxies in the accompanying Proxy, who have been designated by our Board, intend to vote, unless otherwise instructed in the Proxy, for the election of Messrs. Zaffiris, Hill, Webb, George and Cleveland. Each of Messrs. Hill, Webb, George and Cleveland are considered independent directors. Mr. Zaffiris is not considered an independent director because he is currently serving as our Non-Executive Chairman of the Board of Directors, in which capacity he occasionally fulfills the role of an acting chief executive officer. Mr. Zaffiris is not, and has not, ever been employed by us. In the event that any Nominee becomes unable for any reason to stand for election as a director, it is intended that the persons named in the Proxy will vote for the election of another person as our Board may recommend. We know of no reason why the Nominees will be unavailable or unable to serve.

Required Affirmative Vote

The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote, is required for the election of a director. An abstention from voting and broker non-votes will be tabulated as a vote withheld on the election, but will be included in computing the number of shares present for purposes of determining the presence of a quorum for the Annual Meeting and whether a nominee has received the vote of a majority of the shares present at the Annual Meeting.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the re-election of Nicholas J. Zaffiris, J. French Hill, Kent H. Webb, Kenneth S. George and Russell Cleveland to our Board. We will vote your proxy accordingly unless you specify a contrary choice.

BOARD OF DIRECTORS AND COMMITTEE MATTERS

Our Bylaws provide that our Board of Directors shall consist of not less than one and a greater number as determined from time to time by resolution of our Board. The number of directors is currently fixed at six, which will reduce to five at the Annual Meeting as a result of Eugene E. Becker not standing for re-election. In general, a director holds office for a term expiring at the next annual meeting of our shareholders or until her or his successor is duly elected and qualified. Nominations of candidates for election as our directors may be made at any meeting of our shareholders by or at the direction of our Board of Directors or by any shareholder entitled to vote at the meeting. Our Bylaws provide that our Board will fix the date of the annual meeting of our shareholders. The following table sets forth information with respect to each of our directors and nominee directors.

Name	Age	Position
Nicholas J. Zaffiris(1)(2)(3)	43	Non-Executive Chairman of the Board and Nominee Director
Eugene E. Becker(1)(2)(3)(4)	57	Director
Russell Cleveland(1)(4)	67	Director and Nominee Director
Kenneth S. George(1)	58	Director and Nominee Director
J. French Hill(4)	49	Director and Nominee Director
Kent H. Webb, M.D.(2)(3)(3)	49	Director and Nominee Director

(1)          Member of the Compensation Committee.

(2)          Member of the Governance and Nominating Committee.

(3)          Member of the Medical Committee.

(4)          Member of the Audit Committee.

Information About Each Director

Nicholas J. Zaffiris became one of our directors in August 2002 and in June 2006 began serving as our Non-Executive Chairman of the Board of Directors. He is currently the Vice President of Sales and Account Management, West, at MultiPlan, Inc., formerly Private Healthcare Systems (PHCS), a privately-held preferred provider organization, and is responsible for new sales and existing customer retention and grants for the Western region of the country. Mr. Zaffiris joined PHCS in early 1998, and has more than 15 years of healthcare experience, including client management, sales, marketing and customer service. Before joining PHCS, he worked for the National Account Service Company, Blue Cross Blue Shield of Florida, and served as a Lieutenant in the United States Navy. Mr. Zaffiris received a B.S. in Political Science from the United States Naval Academy.

Mr. Zaffiris was appointed as our Non-Executive Chairman of the Board on June 10, 2005 upon the departure of our former Chief Executive Officer, Judith Henkels. Mr. Zaffiris is not, and has not been our employee. His appointment by our Board was temporary during the period in which we searched for a new Chief Executive Officer. During this search, our Board determined that the merger-acquisition of ICM and its subsidiaries was in the best interest of our shareholders and would also provide a source for a proven Chief Executive Officer. In his role as Non-Executive Chairman, Mr. Zaffiris has functioned in a liaison capacity between our Board and executive officers. In addition, Mr. Zaffiris provided his guidance to our executive officers on strategy and corporate direction. Mr. Zaffiris is a full-time employee of MultiPlan, Inc. formerly Private Healthcare Systems, and as Non-Executive Chairman he has not participated in our day-to-day operations.

Eugene E. Becker became one of our directors in August 2002. He is President of Eugene Becker & Associates, Inc., a privately-held marketing and consulting company. Mr. Becker served as the Chief Executive Officer of Aon Financial Partnerships during May to September 2000. During 1983 to 1999, Mr. Becker served as Chief Marketing Officer of American Bankers Insurance Group (during 1991 to 1999), Chief Executive Officer, and President and Chairman of the Board of American Bankers Insurance Company, American Bankers Life Assurance Company, Voyager Insurance Group, American Reliable Insurance Company and Banker American Life Assurance Company (during 1988 to 1999).

Mr. Becker currently serves as a member of the board of directors for three companies: Interstate National Dealer Services, California Check Cashing Company, and Pacific Specialty Insurance Company. Mr. Becker received a B.A. from Biscayne College (now St. Thomas University), and a M.B.A. from the University of Miami.

Russell Cleveland became one of our directors in September 2005. He is the Founder, President, and CEO of Renn Capital Group, Inc., a privately held investment management company. He has held these positions since 1972. Mr. Cleveland has 40 years experience in the investment business, of which 31 years has been spent as a portfolio manager specializing in the investment of common stocks and convertibles of small private and publicly traded companies. A graduate of Wharton School of Business, Mr. Cleveland has served as President of the Dallas Association of Investment Analysts and, during the course of his career, has served on numerous boards of directors of public and private companies. Mr. Cleveland currently serves on the Boards of Directors of Renaissance III, RUSGIT, Cover-All Technologies, Inc., CaminoSoft Corp., Integrated Security Systems, Inc. and Tutogen Medical, Inc., all of which are publicly traded companies.

Kenneth S. George became one of our directors in June 2003. Mr. George served two terms as a State Representative in the Texas House of Representatives. Mr. George has been self-employed, managing his own investment activities since 2001. From 1996 until 2001, he was General Partner of Riverside Acquisitions L.L.C. and was active in commercial real estate, financial and land transactions. From 1994 through 1995, Mr. George was Chairman and Chief Executive Officer of Ameristat, Inc., the largest private ambulance provider in the state of Texas. From 1988 until 1994, he was Chairman and Chief Executive Officer of EPIC Healthcare Group, an owner of 36 suburban/rural acute care hospitals with 15,000 employees and $1.4 billion in revenues. Mr. George has an M.B.A. from the University of Texas at Austin and a B.A. from Washington and Lee University.

J. French Hill joined the board of directors in January 2003. In 1999, Mr. Hill founded Delta Trust & Banking Corp., a privately held banking, trust and investment brokerage company headquartered in Little Rock, Arkansas, following a six year career with Arkansas’ largest publicly traded holding company, First Commercial Corp. First Commercial was sold in 1998 to Regions Financial Corp. (RF). As an executive officer of First Commercial, Mr. Hill was chairman of the bank holding company’s trust division and its investment brokerage dealer subsidiary from 1995 until 1998. He also oversaw a number of other staff functions in the company from 1993 through 1998 including human resources, executive compensation, bank compliance, credit review and strategic planning. During the last five years he has served as a member of the board of directors of these companies: Delta Trust & Banking Corp. and its affiliates (1999 to present); Research Solutions LLC, a privately held company in the clinical trials business (1999 to present), and Syair Designs LLC a privately held company in the aircraft lighting systems business (2000-2003). From May 1989 through January 1993, Mr. Hill was a senior economic policy official in the George H. W. Bush Administration on the staff of the White House and as deputy assistant secretary of the U.S. Treasury. Mr. Hill graduated magna cum laude in economics from Vanderbilt University.

Kent H. Webb, M.D., a founder of Precis, has served as one of our Directors since June 1996 (and Medical Director since August 2001). He served as Chairman of our Board of Directors until December 2000 and was a member or general partner of our predecessors Advantage Data Systems, Ltd. and Medicard Plus—ADS Limited Partnership. Dr. Webb is a general and vascular surgeon and is the cofounder and a director of Surgical Hospital of Oklahoma. He is a Fellow of the American College of Surgeons and serves as a Clinical Professor for the University of Oklahoma. Dr. Webb is a past director of the Smart Card Industry Association, a nonprofit association. He is a surgical consultant for the Ethicon Division of Johnson & Johnson Company, a publicly-held pharmaceutical and consumer products company. Dr. Webb graduated from the University of Oklahoma College of Medicine and completed his residency in General and Vascular Surgery at the University of Oklahoma Health Services Center.

Information Concerning the Board of Directors

Our Board of Directors currently consists of six members, five of whom qualify as independent within the meaning of the listing standards of The Nasdaq Stock Market, Inc. The Board determined that each member of the Board, other than Nicholas J. Zaffiris, qualifies as an independent director. Mr. Zaffiris does not qualify because of his association with us as our Non-Executive Chairman of the Board of Directors, in which capacity he occasionally fulfills the role of an acting Chief Executive Officer.

During 2005, our Board of Directors held 10 meetings and took one action through unanimous approval of a written record and memorandum of action in lieu of meeting. Each of the Nominees attended at least 75% of the Board meetings and the meetings of the Committees on which he served. The Board met in executive session, without members of management, four times.

Committees of the Board

Our Board maintains four standing committees: Audit, Compensation, Governance and Nominating, and Medical. The Compensation Committee and Audit Committee were established in 1999 and the Corporate Governance Committee and Medical Committee were established in 2003. In 2004, the Corporate Governance Committee became the Governance and Nominating Committee by action of the Board. All committees report on their activities to our Board and serve at the pleasure of our Board. The respective duties of the Audit Committee and Governance and Nominating Committee are specifically set forth in the charter of each. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A. Furthermore, the charters of our Audit Committee, Compensation Committee, and Governance and Nominating Committee are available on our web site at www.precis-pcis.com under the section captioned “investor relations.”

Audit Committee Matters

The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent registered public accounting firm, our compliance with legal and regulatory requirements and the effectiveness of our internal controls. The Audit Committee is also responsible for retaining, evaluating, and, if appropriate, recommending the termination of our independent registered public accounting firm. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements with the standards of the Public Accounting Oversight Board (United States).

Our Board of Directors has determined that each of J. French Hill and Russell Cleveland, both Directors and members of the Audit Committee, qualifies as a “financial expert.” This determination was based upon their

•       understanding of generally accepted accounting principles and financial statements;

•       ability to assess the general application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves;

•       experience preparing, auditing, analyzing or evaluating financial statements that present the breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•       understanding of internal controls and procedures for financial reporting; and

•       understanding of Audit Committee functions.

Mr. Hill’s experience and qualification as a financial expert were acquired through his extensive background in financial analysis, investment banking, finance and commercial banking. He has also participated in the preparation of financial statements and registration statements filed with the United States Securities and Exchange Commission. Mr. Hill also currently serves on one other audit committee of a company that is not publicly-held and has oversight responsibility of the financial statements and works with the internal accountants and external auditors on audit and accounting matters.

Mr. Cleveland’s experience and qualification as a financial expert were acquired through his extensive background in financial analysis, investment banking and finance. He has also participated in the preparation of financial statements and registration statements filed with the United States Securities and Exchange Commission. Mr. Cleveland also currently serves on one other audit committee where he has oversight responsibility of the financial statements and works with the internal accountants and external auditors on audit and/or accounting matters.

In the performance of its functions, our Audit Committee

•       reviewed and discussed the audited consolidated financial statements for 2005 with our management,

•       received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 and discussed with our independent registered public accounting firm its independence, and

•       recommended to our Board of Directors that the audited financial statements as of and for the year ended December 31, 2005 be included in our annual report on Form 10-K for filing with the Securities and Exchange Commission.

The review with the independent registered public accounting firm included a discussion of its judgment as to the quality, not just the acceptability, of our accounting principles and other matters as are required to be discussed in accordance with Statement of Auditing Standards No. 61. Our Audit Committee also discussed the independent registered public accounting firm’s independence from the Company and our management members, including disclosures received by the Audit Committee in accordance with the requirements of the Independence Standards Board and us. Furthermore, our Audit Committee considered whether the non-financial statement audit services provided by our independent registered public accounting firm affected its independence. The Audit Committee will discuss with our independent registered public accounting firm the overall scope and plans of its audit for 2006.

Each member of the Audit Committee is an “independent director” within the meaning of the listing standards of The Nasdaq Stock Market, Inc. and the rules of the United States Securities and Exchange Commission. During 2005, our Audit Committee formally met eight times and Mr. Hill, the Chairman of the Audit Committee and designated financial expert, met with the independent registered public accounting firm by telephone or in person on a quarterly basis to discuss our quarterly financial statements. Our Audit Committee met with our Board of Directors four times during 2005.

Change of Independent Registered Public Accountants.   Effective December 19, 2005, our Board of Directors, upon the recommendation of our Audit Committee, dismissed BDO Seidman, LLP as our independent registered public accounting firm. On the same date, upon the recommendation and approval of our Audit Committee, our Board of Directors engaged Hein & Associates LLP as our independent registered public accounting firm for 2005. Hein & Associates LLP remain as our independent registered public accounting firm.

The audit reports of Hein & Associates LLP and BDO Seidman, LLP on our 2005, 2004 and 2003 consolidated financial statements contained no adverse opinion or disclaimer of opinion and were not qualified or modified, as to uncertainty, audit scope, or accounting principles.

There were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP would have caused it to make reference to the subject matter of the disagreements in connection with its reports. Also, there was no occurrence of a reportable event under Item 304(a)(1)(v) of Regulation S-K or Item 304 of Regulation S-B respecting the years ended December 31, 2004 and 2003 and the interim period through September 30, 2005. We provided BDO Seidman, LLP with a copy of the foregoing disclosures. By copy of a letter dated December 21, 2005, BDO Seidman, LLP stated its agreement with those statements.

During 2003 and 2004 and the subsequent interim period ending September 30, 2005, we had not previously consulted with Hein & Associates LLP on items that (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) concerning any subject matter of a disagreement or reportable event with BDO Seidman, LLP.

Fees for Independent Registered Public Accounting Firm.   During 2005 and 2004, Hein & Associates LLP and BDO Seidman, LLP rendered professional services to us in connection with, among other things, the audit of our annual financial statements for the years ended December 31, 2005 and 2004 and reviews of the unaudited financial statements included in our Quarter Reports on Form 10-Q.

The aggregate fees for professional services rendered to us for the years ended December 31, 2005 and 2004 were as follows:

Audit Fees.   During the year ended December 31, 2005, we were billed $138,805 by Hein & Associates LLP and during the year ended December 31, 2004, we were billed $260,000 by BDO Seidman, LLP for audit services.

Audit Related Fees.   During each of the years ended December 31, 2005 and 2004, we incurred audit related fees of $16,000 related primarily to reviews of SEC filings.

Tax Fees.   During the years ended December 31, 2005, and 2004 we were billed $11,000 and $23,000, respectively, by BDO Seidman, LLP, for tax services. During the years ended December 31, 2005 and 2004, tax services included fees for tax compliance and consulting services related to our annual federal and state tax returns.

All Other Fees.   During the year ended December 31, 2004, we incurred other fees of $2,500 in connection with a proposed acquisition.

In reliance on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors, and the Board approved, that the audited financial statements for the fiscal year ended December 31, 2005, as filed with the United States Securities and Exchange Commission. The Audit Committee has selected Hein & Associates LLP as our independent registered public accounting firm for 2006. Representatives of Hein & Associates LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders attending the meeting.

Audit Committee Pre-Approval Procedures.   Rules and regulations of the United States Securities and Exchange Commission implemented in accordance with the requirements of Sarbanes-Oxley Act of 2002 require audit committees of companies reporting under and pursuant to the Securities Exchange Act of 1934 to pre-approve audit and non-audit services. Our Audit Committee follows procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. During a year circumstances may arise that require engagement of the independent public accountants for additional services not contemplated in the original pre-approval. In those instances, we still obtain the specific pre-approval of our Audit Committee before engaging our independent public accountants. The procedures require our Audit Committee to be informed of each service, and the procedures do not include any delegation of our Audit Committee’s responsibilities to management. Our Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom this authority is delegated will report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

For 2005, all of the services conducted by audit-related fees, tax fees and all other fees were pre-approved by our Audit Committee or the Chairman of the Audit committee pursuant to delegated authority.

Our Audit Committee Members:

J. French Hill, Chairman
Eugene E. Becker
Russell Cleveland
Kent H. Webb

Report of the Compensation Committee on Executive Compensation

Our Compensation Committee reviews and approves compensation and benefits policies and objectives, determines whether our executive officers, directors and employees are compensated according to these objectives, and carries out the responsibilities of our Board of Directors relating to the compensation of our executive officers. The Compensation Committee held six meetings with our Board of Directors during 2005. The primary goals of our Compensation Committee in setting executive officer compensation in 2004 were (i) to provide a competitive compensation package that would enable us to attract and retain key executives and (ii) to align the interests of our executive officers with those of our shareholders and also with our performance.

Compensation of our executive officers in 2005 was comprised primarily of salary, bonus and long-term awards under our equity compensation plans. In an effort to ensure the continued competitiveness of our executive compensation policies, the Committee, in setting base salaries and bonuses and making annual and long-term incentive awards, considered the prior levels of executive compensation, the compensation paid to executive of our competitors and the terms of employment agreements.

The Committee’s intent in setting salaries was and is to establish competitive rates. The annual and long-term incentive portions of an executive’s compensation are intended to achieve the Committee’s goal of aligning any executive’s interests with those of our shareholders and with our performance. These portions of an executive’s compensation are placed at risk and are linked to the effect our operating results have on the market price of our common stock and effectively are designed (in the near—and long-tern) to benefit our shareholders through increased value in the event favorable operating results are achieved, while not increasing executive compensation costs in the event favorable operating results are not achieved. As a result, during years of favorable operating results our executives are provided the opportunity to participate in the increase in the market value of our common stock, much like our shareholders. Conversely, in years of less favorable operating results, the compensation of our executives may be below competitive levels. Generally, higher-level executive officers have a greater level of their compensation placed at risk.

Base Salaries and Incentive Bonuses.   At the direction of the Compensation Committee, in April 2004, we engaged an outside consultant to study the base salaries and other compensation of our executive officers, as compared to peer companies. That year, we entered into employment agreements with our two executive officers with whom we currently have agreements: Frank B. Apodaca, our President, Chief Operating Officer, and the President and CEO of our Access HealthSource, Inc. Subsidiary, and

Robert L. Bintliff, our Chief Financial Officer. The employment agreements that we entered into with Mr. Apodaca and Mr. Bintliff at the commencement of each of their terms of employment provide for their base salaries. Their base salaries were negotiated by the Compensation Committee prior the entering into of the employment agreements based on the information available to the committee from the study of peer companies and other market information. Neither has received an increase in such base salary since the commencement of employment other than pursuant to their respectful employment agreements. Mr. Apodaca received a bonus of $50,000 as a result of the successful financial performance of our Access HealthSource subsidiary in 2005. The base salary of our Executive Vice President and General Counsel, Eliseo Ruiz was also primarily based on the 2004 study. In 2005, the committee concluded that his base salary in 2004 was below the peer group and made an appropriate adjustment.

Long-Term Equity Compensation Plan Grants.   Stock option grants with respect to 2005 performance were made under our 1999 Stock Option Plan to three employees, including our executive officers. This Plan provides for the grant of stock options, with or without stock appreciation rights. The stock options granted in 2005 were without stock appreciation rights and have exercise prices equal to or higher than the fair market value of our common stock on the date of grant. Because the options were granted with an exercise price equal to the market value of our common stock at the time of grant, they provide no value unless our stock price exceeds the option exercise price. These stock options are accordingly tied to the stock price appreciation in our common stock value at the time of grant, rewarding the executives and other employees as if they share in the ownership of our common stock like our shareholders. The number of shares subject to options granted to each executive officer was determined based upon the expected value of our common stock and our historical practice of granting stock options to our executive officers and directors.

Chief Executive Officer Compensation.   On June 10, 2005, our Board of Directors terminated the employment of Judith H. Henkels as our Chief Executive Officer and she was relieved of her duties. Ms. Henkels also resigned from our Board of Directors. The employment termination was an “involuntary termination” under her employment agreement, entitling her to severance compensation. Ms. Henkels’ 2005 compensation through her employment termination consisted of a base salary of $147,268 and $5,248 for personal use of an automobile. Because of the involuntary termination of Ms. Henkels’ employment, pursuant to negotiated settlement of her severance compensation under the terms of her employment agreement, Ms. Henkels was paid an additional $677,454 during 2005.

Ms. Henkels’ salary, prior to her termination, was established pursuant to her employment agreement. In 2003 her salary was increased in exchange for her agreement to waive her right, pursuant to her original employment agreement with us, to a bonus of as much as 15% of earnings before interest and taxes.

In June 2005, Nicholas J. Zaffiris, one of our Directors, was elected Non-Executive Chairman of our Board. During 2005, Mr. Zaffiris received $21,500 as regular director compensation and $75,000 for his services as acting Chief Executive Officer and Chairman of the Board of Directors. Also, on November 28, 2005, Mr. Zaffiris was granted stock options exercisable for the purchase of 20,000 shares of our common stock for $1.27 each. These stock options were immediately exercisable.

Other Benefits.   Virtually all of our employees, including executive officers, are eligible to participate in our 401(k) plan and health insurance plan. Participation in these plans is offered and available on a non-discriminatory basis.

Conclusion.   The Compensation Committee believes that our executive compensation arrangements and plans serve our best interests and those of our shareholders. The Committee takes very seriously its responsibilities respecting setting and determining the compensation arrangements with our executive officers. Accordingly, the Committee continues to monitor and revise the compensation arrangements and may formulate other plans and arrangements as necessary to ensure that our compensation system continues to meet our needs and those of our shareholders.

Compensation Committee Interlocks and Insider Participation.   Other than Nicholas J. Zaffiris, the members of our Compensation Committee have not served as one of our officers or been in our employ. No member of the Compensation Committee has any interlocking relationship with any other company that requires disclosure under this heading. None of our executive officers have served as a director or member of the compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Members:

Eugene E. Becker, Chairman
Russell Cleveland
Kenneth S. George
Nicholas J. Zaffiris

Governance and Nominating Committee Matters

The Governance and Nominating Committee is responsible for monitoring and overseeing to the Board a set of corporate governance principles, including the evaluation of Board performance and selecting, evaluating, and recommending to the Board qualified candidates for election or appointment to the Board. The Governance and Nominating Committee was formed in 2004 as a combination of two previously existing committees. The Governance and Nominating Committee met two times in 2005. All members of the Governance and Nominating Committee are independent, as defined in the rules of The Nasdaq Stock Market, Inc.

Governance Guidelines and Code of Ethics.   Our Board of Directors has long had in place good standards of corporate conduct and governance. In January 2003, our Board formalized these standards and adopted our code of ethics to ensure compliance with the Sarbanes-Oxley Act of 2002 and the listing standards of The Nasdaq Stock Market, Inc. Our code of ethics applies to all of our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Governance and Nominating Committee and our Board continue to evaluate their roles and responsibilities with respect to Sarbanes-Oxley and the governance requirements of The Nasdaq Stock Market, Inc. A copy of the portion of our code of ethics, including that portion applicable to our principal executive officer, principal financial officer, and principal accounting officer or controller, and persons performing similar functions may be obtained by written request addressed to Eliseo Ruiz III, Corporate Secretary, Precis, Inc., 2040 North Highway 360, Grand Prairie, Texas 75050 and is available on our web site at www.precis-pcis.com under the caption “Investor Relations.”

Communications with Our Board.   Shareholders desiring to communicate with members of our Board, including independent directors individually or as a group, may send correspondence to them in care of Eliseo Ruiz III, Corporate Secretary, Precis, Inc., 2040 North Highway 360, Grand Prairie, Texas 75050. We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our Board due to the nature and volume of the correspondence.

We encourage each of our Board members to attend the Annual Meeting and the directors are expected to attend whenever reasonably possible. All Board members except Kenneth S. George attended our Annual Meeting of Shareholders in 2005.

Shareholder Nominations for Directors.   A shareholder wishing to recommend a candidate for election to our Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected must submit a written proposal of his or her recommendation of the candidate to our Corporate Secretary at our principal executive office. The proposal must be received at our principal executive office not less than 120 calendar days before the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting. However, if we did not hold an annual meeting during the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. For the 2007 annual meeting, this date is March 15, 2007. The proposal must set forth certain information concerning the proposing shareholder and the nominee, including the nominee’s name and address, a representation that the proposing shareholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, a description of all arrangements or understandings between the proposing shareholder and the nominee and any other person pursuant to which the nomination is to be made by the proposing shareholder, the other information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee and the consent of the nominee to serve as a director if elected. The chairman of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

In considering individuals for nomination as directors, the Governance and Nominating Committee typically solicits recommendations from our current directors and may engage third-party advisors to assist in the identification and evaluation of candidates. The Committee has not established specific minimum qualities or skills that the Committee believes are necessary for one or more directors to possess. Instead, in evaluating potential candidates and incumbent directors for reelection, the Committee considers numerous factors, including judgment, skill, independence, integrity, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with other Board members, experience as an officer or director of another publicly-held company, understanding of management trends in general or in our industry, expertise in financial accounting and corporate finance, ability to bring diversity to the member group, community or civic service, knowledge or expertise not currently on the Board, shareholder perception, and to the extent that the candidate would be a desirable addition to the Board and any committee of the Board. No particular weight is given to one factor over another on a general basis, but rather the factors are weighted in relationship to the perceived needs of the Board at the time of nominee selection. The Committee will evaluate candidates recommended or properly proposed by our shareholders on the same basis as the Committee evaluates other candidates.

To date, the Governance and Nominating Committee has not received a director candidate recommendation from any shareholder (or group of shareholders) that beneficially owns more than 5% of our common stock.

Governance and Nominating Committee Members:

Eugene E. Becker
Kent H. Webb
Nicholas J. Zaffiris

Medical Committee Matters

The Medical Committee is responsible for the development and monitoring of medical provider relations. The Medical Committee was formed in 2003. The Medical Committee is currently comprised of Kent H. Webb and Nicholas J. Zaffiris.

Compensation of Directors

We compensate our directors as follows:

•       Each non-employee member of our Board receives quarterly payments of $4,000;

•       In addition, each non-employee member of our Board received $500 per quarter for each committee on which he or she serves and an additional $500 per quarter for each committee for which he or she serves as chairperson;

•       We reimburse our directors for travel and out of pocket expenses in connection with their attendance at meetings of our Board and its committees;

•       We may occasionally grant stock options to our Board members.

•       Upon the termination of our C.E.O. in June 2005, our Board appointed Nicholas J. Zaffiris as our Non-Executive Chairman of the Board of Directors. In this capacity, he is paid $25,000 per quarter.

The regular quarterly payments referenced above began in the third quarter of 2003. In 2005, the following directors received board and committee service compensation in the following aggregate amounts:

Eugene E. Becker	$24,000
Russell Cleveland	$4,000
Kenneth S. George	$20,000
J. French Hill	$20,500
Kent H. Webb	$23,500
Nicholas J. Zaffiris	$96,500

Except for the stock option grant described below, our former director, Robert E. Jones, waived all rights to compensation for his service while a member of our Board. Mr. Jones resigned as a Director on March 30, 2006.

In 2005, the following Board members received grants of stock options to purchase shares of our common stock. Except as indicated, all the stock options were exercisable on the date granted.

•       On July 27, 2005, each of J. French Hill, Kenneth S. George, Eugene E. Becker and Nicholas J. Zaffiris was granted stock options exercisable for the purchase of 20,000 shares at $1.27 per share. The options were immediately exercisable.

•       On July 27, 2005, Kent H. Webb was granted stock options exercisable for the purchase of 32,000 shares at $1.27 per share for his services as a member of our Board and as our Medical Director. The options were immediately exercisable.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than 10% of our common stock or other registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms we received covering purchase and sale transactions in our common stock during 2005, we believe that except as provided below, each person who, at any time during 2005, was a director, executive officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during 2005. We believe that National Center for Employment of the Disabled, Inc. became a shareholder of more than 10% of our common stock on August 10, 2005, but failed to file a report on Form 3 until March 27, 2006. Our Directors, Eugene E. Becker, Kenneth George, J. French Hill, Kent H. Webb, and Nicholas J. Zaffiris, were granted stock options on July 27, 2005 and did not report the awarding of the options until December 2, 2005, due to our error. Robert L. Bintliff, our Chief Financial Officer, purchased shares of our common stock on December 9, 2005, but did not report such purchase until December 14, 2005.

EXECUTIVE OFFICERS

The following table sets forth information with respect to each of our executive officers and our Non-Executive Chairman of the Board of Directors. Our executive officers are elected by our Board of Directors and serve at its discretion.

Name	Age	Position
Nicholas J. Zaffiris(4)(1)(3)	43	Non-Executive Chairman of the Board of Directors
Frank B Apodaca	43	President, Chief Operating Officer and President and Chief Executive Officer of Access HealthSource, Inc.
Robert L. Bintliff	53	Executive Vice President and Chief Financial Officer
Eliseo Ruiz III	40	Executive Vice President and General Counsel and Secretary

For the business background of Mr. Zaffiris, see “Board of Directors and Committee Matters,” above. The following is a brief description of the business background of our other executive officers:

Frank B. Apodaca has served as our President since June 10, 2005, as President and C.E.O. of our subsidiary, Access HealthSource, Inc., since June 18, 2004, and as our Chief Operating Officer since February 23, 2005. Mr. Apodaca has been the President and C.E.O. of Access Healthsource, Inc. since 2000. Mr. Apodaca was President of Advantage Care Network, Inc., a privately-held network of healthcare providers, from 1995 to 1997. From 1997 to 2000, Mr. Apodaca was President of Apodaca Health Care Associates and of Frontera Associates, L.L.C., both privately-held companies providing healthcare services. He holds Group I Health, Life, HMO and AD&D insurance licenses from the Texas Department of Insurance, and Series 6 & 63 Securities Broker/Dealer licenses. He attended the University of Texas at El Paso from 1989 through 1993, majoring in business administration.

Robert L. Bintliff serves as our Executive Vice President and Chief Financial Officer and has been with us since August 2004. Mr. Bintliff’s experience includes six years as an audit partner with Coopers & Lybrand (at which he was employed from 1985-1995), President and CEO of Jim Bridges Acquisition Company, a privately held firm (1995-1999) and as Chief Financial Officer for Comercis, Inc., a business software company that he helped take public (1999-2001). Earlier in his career, he served as a senior member of the financial management team of InterFirst Corporation, a $9 billion regional bank holding company (1981-1985). He had most recently operated his own accounting and management consulting practice in the Dallas / Fort Worth area (2001-2004). Mr. Bintliff holds a B.B.A. in accounting from Texas Christian University. He is a CPA licensed in Texas, and is a member of the American Institute of Certified Public Accountants.

Eliseo Ruiz III serves as our Executive Vice President and General Counsel and Secretary. He has been with us since December 2003. Mr. Ruiz has been a practicing attorney since November 1991. He most recently was Vice President and General Counsel of CyberBills, Inc. (and its successor entity) in San Jose, California from 1999 thru 2002. He also served as Associate General Counsel at Concentra, Inc. from 1998 thru 1999 and was in private practice from 1991 thru 1997. He serves as a member of the Board of Directors of the Consumer Health Alliance, the trade association for the health discount card industry. He holds an undergraduate degree and a law degree from the University of Texas at Austin. He is a member of the State Bar of Texas.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation during 2005, 2004 and 2003, paid or accrued, of our Chief Executive Officers, Chief Financial Officer, and the four other most highly compensated executive officers, including the executive officers of our subsidiaries.

					Long-Term
					Compensation
					Awards
					Shares of
					Common Stock
					Underlying
		Annual Compensation(1)			Options
Name and Principal Position	Year	Salary(2)	Bonus(3)	Other(4)	Granted
Nicholas J. Zaffiris	2005	$—	$—	$96,500	20,000
Non-Executive Chairman of the Board of	2004	—	—	19,500	10,000
Directors	2003	—	—	18,000	—
Frank B. Apodaca	2005	236,250	50,000	70,300	50,000
President, Chief Operating Officer	2004	129,808	—	60,800	100,000
and President and CEO of	2003	—	—	—	—
subsidiary, Access HealthSource, Inc.
Robert L. Bintliff	2005	185,712	—	7,800	—
Executive Vice President and Chief	2004	59,538	—	2,580	100,000
Financial Officer	2003	—	—	—	—
Judith H. Henkels	2005	147,268	—	677,454	—
Former Chief Executive Officer	2004	246,385	30,000	10,497	10,000
and Director(5)	2003	174,065	5,000	10,497	10,000
David M. Wysong	2005	64,400	141,077	—	40,000
Former Vice President of Business	2004	64,400	111,951	—	20,000
Development(6)	2003	64,400	127,031	—	—
Eliseo Ruiz III	2005	159,423	—	—	—
Executive Vice President and	2004	129,615	—	—	100,000
General Counsel	2003	5,923	—	—	—
Bobby Rhodes	2005	41,026	—	115,158	—
Former Executive Vice President	2004	193,231	30,000	—	—
for Provider Relations(7)	2003	112,156	37,790	—	10,000

(1)          The named executive officer received additional non-cash compensation, prerequisites, and other personal benefits; however, the aggregate amount and value thereof did not exceed 10% of the total annual salary and bonus paid to and accrued for the named executive officer during the year.

(2)          Dollar value of base salary (both cash and non-cash) earned during the year.

(3)          Dollar value of bonus (both cash and non-cash) earned during the year.

(4)          Includes amounts paid to or on behalf or the named executive as a car allowance and, for Mr. Apodaca’s compensation related to non-competition provisions in his employment agreement. See notes (5) and (6) below for more information regarding the amounts attributed to Ms. Henkels and Mr. Rhodes. The amounts paid to Mr. Zaffiris include his regular compensation for serving on our Board of Directors and additional compensation of $75,000 in 2005 for serving as our Non-Executive Chairman of our Board of Directors.

(5)          Ms. Henkels’ employment was terminated on June 10, 2005 and she resigned as a Director on that date. The amount under the designation “Other” includes (i) $5,248 paid as a car allowance, and (ii) $677,454 paid as severance for her “involuntary termination” under her employment agreement, including transfer of ownership of an automobile previously provided by us to her.

(6)          Mr. Wysong’s employment was terminated on October 18, 2006. His bonus compensation was based on a percentage of sales revenue realized by our Access HealthSource subsidiary.

(7)          Mr. Rhodes’ employment was terminated on February 2, 2005. The amount under the designation “Other” is the amount Mr. Rhodes received as severance, including transfer of ownership of an automobile previously provided by us to him.

Option Grants Last Year

Stock Option Grants.   During 2005, no stock options were exercised by our executive officers. The following table sets forth information related to options granted to the named executive officers during 2005.

		Individual Grants
		Percent of			Potential Realizable
		Total			Value at Assumed Rates
		Options			of Stock Price
	Number	Granted to	Exercise		Appreciation for
	of Options	Employees	Price Per	Expiration	Option Term
	Granted	in 2005(i)	Share	Date	5%	10%
Frank B. Apodaca(1)	50,000	50.0%	$1.05	5/25/2010	$67,000	$85,000
David M. Wysong	10,000	40.0%	$1.75	10/05/2010	$89,000	$113,000

(i)             Options exercisable for the purchase of 100,000 shares of our common stock were issued to employees during 2005.

Aggregate Stock Option Exercise and Year-End and Option Values

The following table sets forth information related to the number and value of stock options held by the named executive officer at December 31, 2005. During 2005, no stock options exercisable for the purchase of our common stock were exercised by the named executive officers.

			Value of Unexercised
	Number of Unexercised		In-the-Money
	Options as of		Options as of
	December 31, 2005		December 31, 2005(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Nicholas J. Zaffiris	30,000	—	$—	$—
Frank B. Apodaca	25,000	125,000	$—	$49,000
Robert L. Bintliff	25,000	75,000	$—	$—
Judith H. Henkels	40,000	—	$—	$—
Eliseo Ruiz III	50,000	50,000	$—	$—
David M. Wysong	5,000	55,000	$—	$—

(1)          The closing sale price of our common stock as reported on the Nasdaq Capital Markets on December 30, 2005 (the last trading day of 2005) was $1.54. The per-share value is calculated based on the applicable closing sale price per share, minus the exercise price, multiplied by the number of shares of common stock for which the options are exercisable. In those cases where the exercise price of the stock options exceeded the closing sale price of our common stock on December 30, 2005, the options did not have any value at December 31, 2005.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth as of December 31, 2005, information related to each category of equity compensation plan approved or not approved by our shareholders, including individual compensation arrangements with our non-employee directors. The equity compensation plans approved by our shareholders are our 1999 Stock Option Plan, 2002 Stock Option Plan, and 2002 IMR Stock Option Plan. All stock options, warrants and rights to acquire our equity securities are exercisable for or represent the right to purchase our common stock.

			Number of
			Securities
			Remaining
	Number of Shares	Weighted-Average	Available for Future
	Underlying	Exercise Price of	Issuance under
	Unexercised	Outstanding	Equity
	Options and	Options and	Compensation
Plan Category	Warrants	Warrants	Plans(1)
Equity compensation plans approved by our shareholders:
2002 Non-employee Stock Option Plan	500,000	$3.87	5,000
2002 IMR Stock Option Plan	116,354	$4.66	—
1999 Stock Option Plan	598,500	$2.95	746,794
	1,214,854	$3.49	746,794
Equity compensation plans not approved by our shareholders:
Stock option grants to non-employee directors in 2001(2)	52,000	$3.55	—
Total	1,286,854	$3.51	746,794

(1)   The number of shares of our common stock remaining available for issuance under equity compensation plans is after excluding the number of securities to be issued upon exercise of outstanding options and warrants.

(2)   The stock options were granted in lieu of cash compensation for the services of our non-employee directors. The purchase price of the shares was equal to or in excess of the closing sale price of our common stock on the grant date of the stock option grants.

UNREGISTERED SECURITIES SOLD DURING PRECEDING THREE YEARS

We acquired Access in June 2004 from National Center for Employment of the Disabled, Inc., a Texas nonprofit corporation (“NCED”), for a purchase price of up to $9,350,000 plus payment of acquisition costs. The purchase price is in part based upon a multiple of 3.22 of the earnings before interest, taxes, depreciation and amortization of Access (“EBITDA”) for 2004 through 2006. The total consideration paid to NCED through June 30, 2006 was $8,907,000 which included the issuance of 2,145,483 shares of our common stock. Those common stock shares were issued and distributed pursuant to the registration exemptions of Rule 506 of Regulation D of the Securities and Exchange Commission, Section 4(2) of the Securities Act of 1933, and applicable state securities laws. Pursuant to Registration Statement on Form S-3 (Number 333-130978), we registered 1,836,989 of the shares issued to NCED. No sales commissions or other remuneration or fees were paid in connection with the issuance and delivery of those shares.

DIRECTOR LIABILITY AND INDEMNIFICATION

As permitted by the provisions of the Oklahoma General Corporation Act, our Certificate of Incorporation eliminates the monetary liability of our directors for a breach of their fiduciary duties as directors. However, these provisions do not eliminate a director’s liability

•  for a breach of the director’s duty of loyalty to us or our shareholders,

•       for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law,

•       arising under Section 1053 of the Oklahoma General Corporation Act relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act, or

•       for any transaction from which the director derived an improper personal benefit.

In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit our rights or your and our other shareholders rights, in appropriate circumstances, to seek equitable remedies including injunctive or other forms of non-monetary relief. These remedies may not be effective in all cases.

Our Bylaws require us to indemnify our directors and officers. Under these provisions, when an individual in his or her capacity as an officer or a director is made or threatened to be made, a party to any suit or proceeding, the individual may be indemnified if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to our best interest. Our Bylaws further provide that this indemnification is not exclusive of any other rights to which the individual may be entitled. Insofar as indemnification for liabilities arising under our Bylaws or otherwise may be permitted to our directors and officers, we have been advised that in the opinion of the United States Securities and Exchange Commission the indemnification is against public policy and is, therefore, unenforceable.

We have entered into indemnification agreements with each of our directors and executive officers. Under these indemnification agreements we agreed to pay on behalf of the indemnity, and his or her executors, administrators and heirs, any amount that he or she is or becomes legally obligated to pay because the

•       indemnity served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request or

•       indemnity was involved in any threatened, pending or completed action, suit or proceeding by us or in our right to procure a judgment in our favor by reason that the indemnity served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request.

To be entitled to indemnification, indemnity must have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. In addition, no indemnification is required if the indemnity is determined to be liable to us unless the court in which the legal proceeding was brought determines that the indemnity was entitled to indemnification. The costs and expenses covered by these agreements include expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement, attorneys’ fees and disbursements, judgments, fines, penalties and expenses of enforcement of the indemnification rights.

EMPLOYMENT ARRANGEMENTS AND LACK OF KEYMAN INSURANCE

As of December 31, 2005, we had employment agreements with each of Frank B. Apodaca, Robert L. Bintliff and Coleman Orr. Mr. Orr’s employment was terminated on May 31, 2006.

Mr. Apodaca’s employment agreement was entered into on June 18, 2004 for a three-year term beginning on that date. It provides for a current base annual salary of $266,063. Mr. Bintliff’s employment agreement was entered into on November 1, 2004, for a three-year term beginning on that date. It provides for a current base annual salary of $208,013.

These agreements provide, among other things,

•       entitlement to fringe benefits including medical and insurance benefits and participation in our 401(k) plan and any other benefit plan we establish, and, in the case of Mr. Apodaca and Mr. Bintliff, a car allowance of up to $650 per month; and

•       limited salary continuation during any period of temporary or permanent disability, illness or incapacity to substantially perform the services required under the agreement or in the event of employee’s death and involuntary termination.

These agreements require the employee to devote the required time and attention to our business and affairs necessary to carry out their responsibilities and duties. The employee may not hold executive positions with other entities or own interests in, manage or otherwise operate other businesses. Mr. Apodaca was authorized to spend up to 20% of his time attending to his duties as an executive officer or a director of certain nonprofit entities until July 26, 2005 when we agreed with him that such authorization was no longer effective.

The employment of Messrs. Apodaca and Bintliff may be terminated by us for “good cause.” Under both of their employment agreements, “good cause” includes, among other things, commitment of a felony, willful failure to take actions permitted by law and necessary to implement our written policies or to otherwise perform his or her duties, willful misconduct materially injurious to us or our subsidiaries, and violations of the Foreign Corrupt Practices Act.

As of the date of this Proxy Statement, we do not maintain any keyman insurance on the life or disability of our executive officers. We will consider on a periodic basis whether we will be required to maintain keyman insurance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information related to the beneficial ownership of our common stock of (i) each person who is known to us to be the beneficial owner of more than 5% thereof, (ii) each of our directors and executive officers, and (iii) all of our executive officers and directors as a group, together with their percentage holdings of the outstanding shares, as of the Record Date. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated, and there are no family relationships amongst our executive officers and directors. For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owns includes shares of our common stock that the person has the right to acquire within 60 days of the date of the Record Date pursuant to exercise of stock options and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

			Other	Beneficial Ownership
	Shares	Stock	Beneficially	Total
	Owned of	Option	Owned	Shares
Name (and Address) of Beneficial Owner	Record	Shares	Shares	Owned	Percent
Our Directors and Nominee Directors:
Kent H. Webb	94,019	113,000	—	207,019	1.53%
Kenneth S. George	—	55,000	—	55,000.41%
J. French Hill	2,000	65,000	—	67,000.50%
Russell Cleveland(3) 8080 N. Central Expressway Suite 210, LB 59 Dallas, Texas 75206	—	—	3,151,813	3,151,813	23.32%
Our Non-Nominee Director:
Eugene E. Becker	—	65,000	—	65,000.48%
Our Executive Officers and Chairman:
Nicholas J. Zaffiris (Non-Executive Chairman)	—	65,000	—	65,000.48%
Frank B. Apodaca(4)	188,699	62,500	30,849	282,048	2.08%
Robert L. Bintliff(5)	3,000	50,000	—	53,000.39%
Eliseo Ruiz III(6)	2,200	75,000	—	77,200.57%
Our Executive Officer and Directors as a group of nine persons	289,918	550,500	3,182,662	4,023,080	28.60%
Other Beneficial Owners:
Ready One Industries 12100 Esther Lama Drive El Paso, Texas 79936	1,961,784	—	—	1,961,784	14.52%
US Special Opportunities Trust PLC(3) 8080 N. Central Expressway Suite 210, LB-59 Dallas, Texas 75206	801,813	—	—	801,813	5.93%
Renaissance Capital Growth & Income Fund III, Inc.(3) 8080 N. Central Expressway Suite 210, LB-59 Dallas, Texas 75206	800,000	—	—	800,000	5.92%

Premier RENN US Emerging Growth Fund Limited(3) 8080 N. Central Expressway Suite 210, LB-59 Dallas, Texas 75206	750,000	—	—	750,000	5.55%
Renaissance US Growth Investment Trust PLC(3) 8080 N. Central Expressway Suite 210, LB-59 Dallas, Texas 75206	800,000	—	—	800,000	5.92%
RENN Capital Group, Inc.(3) 8080 N. Central Expressway Suite 210, LB-59 Dallas, Texas 75206	—	—	3,151,813	3,151,813	23.32%
Rodney D. Baber 50 N. Front Street, 12th Floor Memphis, Tennessee 38103	1,043,354	—	—	1,043,354	7.72%
Lewis Opportunity Fund, LP 45 Rockefeller Plaza, Suite 2570 New York, New York 10111	1,079,166	—	—	1,079,166	7.99%
R & R Opportunity Fund, LP c/o Rodman & Renshaw 1270 Avenue of the Americas, 16th Floor New York, New York 10020	865,965	—	—	865,965	6.41%

*                     The percent is less than 1.0%.

(1)           Shares not outstanding but deemed beneficially owned by virtue of the right of the named person to acquire the shares within 60 days of the above-mentioned date are treated as outstanding for determining the amount and percentage of common stock owned by the person. Shares for which beneficial ownership is disclaimed by an individual also are included for purposes of determining the amount and percentage of Common Stock owned by such individual. Based upon our knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.

(2)           The percentage shown was rounded to the nearest one-tenth of one percent, based upon 13,512,763 shares of common stock being outstanding on the Record Date.

(3)           The 3,151,813 “Other Beneficially Owned Shares” are owned by US Special Opportunities Trust PLC (801,813 shares), Renaissance Capital Growth & Income Fund III, Inc. (800,000 shares), Premier RENN US Emerging Growth Fund Limited (750,000 shares), Renaissance US Growth Investment Trust PLC (800,000 shares), each of which is an investment fund managed by RENN Capital Group, Inc. Mr. Cleveland controls RENN Capital Group, Inc. and is deemed, therefore, deemed to be the beneficial owner of the common stock shares.

(4)           Mr. Apodaca had an agreement with National Center for Employment of the Disabled (“NCED”), the former parent of Access HealthSource, Inc. (“Access”) and for whom he previously provided service. This agreement entitles Mr. Apodaca to 10% of the common stock shares and cash we paid or will pay NCED for Access. Mr. Apodaca has received 183,699 common stock shares and is entitled to and is the beneficial owner of an additional 30,849 shares. He has also purchased 5,000 of our shares directly and has options exercisable within 60 days of the record date for 62,500 shares. Mr. Apodaca holds additional options to purchase 87,500 common stock shares that are not exercisable and will not be exercisable within 60 days of November 20, 2006.

(5)           Mr. Bintliff is our Executive Vice President and Chief Financial Officer. The beneficially owned shares and percentage of outstanding shares include 50,000 shares of our common stock issuable upon exercise of stock options. Mr. Bintliff holds additional options to purchase 200,000 common stock shares that are not exercisable and will not be exercisable within 60 days of November 20, 2006.

(6)    Mr. Ruiz is our Executive Vice President and General Counsel. The beneficially owned shares and percentage of outstanding shares include 75,000 common stock shares that are exercisable or will be exercisable within 60 days of November 20, 2006. Mr. Ruiz holds additional options to purchase 175,000 common stock shares that are not exercisable and will not be exercisable within 60 days of November 20, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Set forth below is a description of transactions entered into between us and the named officer, director and shareholder during 2006, 2005 and 2004. These transactions did or may have result in conflicts of interest between us and named person. Although our officers and directors have fiduciary duties to us, you and our other shareholders, there can be no assurance that conflicts of interest will always be resolved in our favor or in favor of our shareholders.

Frank B. Apodaca’s Relationship with NCED.   On June 18, 2004, we acquired Access HealthSource, Inc. (“Access”) from National Center for Employment of the Disabled, Inc. (“NCED”) of which Robert E. Jones, one of our former directors served as President, Chief Executive Officer and Chairman of the Board and Frank B. Apodaca served as a director. Mr. Apodaca serves as our President and Chief Operating Officer, and is President and Chief Executive Officer of Access. We acquired Access for a purchase price of up to $9,350,000 plus payment of acquisition costs. The purchase price was and is in part based upon a multiple of 3.22 of the earnings before interest, taxes, depreciation and amortization of Access (“EBITDA”) for 2004, 2005 and 2006. The total purchase price through December 31, 2005 is $8,129,000 of which $3,631,000 was paid by issuance and delivery of 2,145,483 shares of our common stock. Prior to our acquisition of Access, Mr. Apodaca entered into an agreement with NCED pursuant to which he is entitled to receive 10% of the Access purchase price, including 10% of the common stock shares issued to Access. NCED is now known as Ready One Industries. Mr. Apodaca no longer has any affiliation with Ready One Industries.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our Board of Directors has appointed Hein & Associates LLP as our independent registered public accounting firm for the year ending December 31, 2006. Hein & Associates LLP has been our independent registered public accounting firm and auditor since December 19, 2005 and the independent registered public accountants of Insurance Capital Management USA Inc. since July 2006. A proposal will be presented at the Annual Meeting asking you and our other shareholders to ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm. If our shareholders do not ratify the appointment of Hein & Associates LLP, our Board will reconsider the appointment.

A representative of Hein & Associates LLP will be present at the Annual Meeting. This representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and voting on this proposal is required for the adoption of this proposal. Abstentions and broker non-votes will not be tabulated as negative votes on this proposal, but will be included in computing the number of shares present for purposes of determining the presence of a quorum for the Annual Meeting and whether this proposal has received the vote of a majority of the shares present at the Annual Meeting.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” ratification of the appointment of Hein & Associates LLP as our independent registered accounting firm. Proxies solicited by our Board of Directors will be so voted unless shareholders specify a contrary choice.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The following graph compares the yearly percentage change in cumulative total return (change in the year-end stock price plus reinvested dividends) to our shareholders against the cumulative total return of the Dow Jones Consumer Services Index and the Russell Midcap Index for the period beginning on the first trading day after the initial public offering of our common stock in February 2000 and ending on December 31, 2005.

	2/10/00	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
PRECIS, INC.	100.00	15.25	165.42	74.85	52.61	36.07	20.88
DOW JONES CONSUMER SERVICES INDEX	100.00	80.36	82.49	61.78	81.95	90.37	88.63
RUSSELL 2000® INDEX	100.00	90.18	92.42	73.49	108.21	128.05	133.88

OTHER BUSINESS TO BE BROUGHT BEFORE THE MEETING

Our Board of Directors knows of no business which will be presented for action at the Annual Meeting other than that described in the Notice of Annual Meeting of Shareholders and this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Under the existing rules of the Securities and Exchange Commission, one or more of our shareholders may present proposals on any matter that is a proper subject for consideration by our shareholders at the 2007 annual meeting of our shareholders. In order to be included in the proxy statement (or disclosure statement in the event proxies are not solicited by our Board of Directors) for the 2007 annual meeting of our shareholders, a proposal must be received by April 1, 2007. It is suggested that if you, as one of our shareholders, desire to submit a proposal you should do so by sending the proposal certified mail, return receipt requested, addressed to our Corporate Secretary at our principal office, 2040 North Highway 360, Grand Prairie, Texas 75050. Detailed information for submitting proposals will be provided upon written request, addressed to our Corporate Secretary. As to all the matters that we do not have notice on or prior to April 1, 2007, discretionary authority will be granted to the persons designated in the proxy related to the 2007 Meeting to vote on the matters.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at 2040 North Highway 360, Grand Prairie, Texas 75050, to inform us of their request. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports and other reports and information with the United States Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the United States Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, and at its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. We distribute to our shareholders annual reports containing financial statements audited by our independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov.

We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the Securities and Exchange Commission.

Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Precis, Inc. at 2040 North Highway 360, Grand Prairie, Texas 75050, telephone: (866) 578-1665. To obtain timely delivery, any information must be requested no later than five business days before the decision is made to vote regarding the proposed merger-acquisition of ICM and its subsidiaries and to cause timely receipt of the vote on the date of the Annual Meeting.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Eliseo Ruiz III
November 27, 2006	Corporate Secretary

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, is enclosed herewith.

APPENDIX A

AUDIT COMMITTEE CHARTER
OF
PRECIS, INC.

(Amended and Restated January 29, 2003)

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Precis, Inc. (the “Company”) will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission (the “SEC”), NASDAQ Stock Market, Inc. (“NASDAQ”). The members of the Committee will be elected annually at the meeting of the full Board following the Company’s annual shareholders meeting and will be listed in the annual report to shareholders. One of the members will be elected Committee Chair by the Board.

RESPONSIBILITY

The Committee is a part of the Board. The Committee’s primary function is to assist the Board in fulfilling and improving its oversight responsibilities with respect to (i) the appointment, compensation, and over-sight of the work of the Company’s independent accountants (including resolution of disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; (ii) the annual and quarterly financial information and corporate disclosures to be provided to shareholders and the SEC and the accuracy and reliability of the financial information and disclosures; (iii) the system of internal controls that management has established; and (iv) the internal and external audit process. In addition, the Committee provides a line of communication between the Company’s independent accountants, accounting staff, financial management and the Board. The Committee should have a clear understanding with the Board and the independent accountants that the ultimate accountability of the independent accountants is to the Board and the Committee. The independent accountants are required to report directly to the Committee. The Committee will make regular reports to the Board concerning its activities.

While the Committee has the responsibilities and powers set forth in this Charter, the Committee’s duties do not include the planning or conduct of audits or determination that the Company’s financial statements are in accordance with generally accepted accounting principles. This is the responsibility of the Company’s Chief Executive Officer and Chief Financial Officer and independent accountants. Furthermore, unless otherwise authorized and approved by the Board, the Committee’s duties do not require the Committee to assure compliance with laws and regulations and the Company’s business conduct guidelines.

AUTHORITY

The Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee. Furthermore, the Committee is granted the authority to resolve disagreements, if any, between management and the independent accountants.

MEETINGS

The Committee shall meet as frequently as the Committee deems necessary, but not less than four times each year, to carry out its duties and responsibilities. Content of the agenda for each meeting shall be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the Chief Financial Officer, independent accountants and internal accounting staff at least once each year and more frequently as considered appropriate by the Committee.

ATTENDANCE

Committee members will strive to be present at all meetings, either in person or by telephonic communications. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants and internal accounting staff be present at Committee meetings.

SPECIFIC DUTIES

In carrying out its oversight responsibilities, the Committee’s duties and responsibilities include the following:

1.     The selection, appointment, retention and termination of the Company’s independent accountants. The Company’s independent accountants must be registered with the Public Company Accounting Oversight Board.

2.     The administration of the engagements of the Company’s independent accountants. In connection with audit, review and attest reports required under the securities laws (which may entail providing comfort letters in connection with securities underwritings or statutory audits for purposes of state regulatory compliance), the Committee shall pre-approve such engagement. The Committee’s pre-approval of the audit, review and attest services by the Company’s independent accountants may be on a broad basis. With respect to non-audit services, the Committee shall establish pre-approval policies and procedures detailed as to the particular service and designed to safeguard the continued independence of the Company’s independent accountants. Non-audit service engagements (i.e., engagements for the providing of services unrelated to the audit, review and attest reports under the securities laws) shall be pre-approved, either:

(i)          Before the independent accountant is engaged by the Company (or its subsidiary) to render the service, the engagement is approved by the Committee; or

(ii)        The engagement to render the service is entered into pursuant to pre-approval policies and procedures established by the Committee, provided the Committee is informed of each service.

Notwithstanding the foregoing, the pre-approval requirement may be waived by the Committee with respect to the provision of non-audit services provided:

(i)          the aggregate amount of all the non-audit services provided by the Company’s independent accountants constitutes not more than 5% of the total amount of revenues paid by the Company to the independent accountants during the fiscal year in which the non-audit services are provided;

(ii)        the services were not recognized by the Company at the time of the engagement to be non-audit services; and

(iii)       the services are promptly brought to the attention of the Committee and approved by the Committee prior to the completion of the audit or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant the approval has been delegated by the Committee.

Notwithstanding the foregoing, the independent accountants shall not be permitted to provide and the Committee shall not approve the providing by the Company’s independent accountants of the following non-audit services:

Bookkeeping or other services related to the accounting records or financial statements of the Company—Any service, where it is reasonably likely that the results of the service will be subject to audit procedures during an audit of the Company’s financial statements, including:

•       maintaining or preparing the Company’s accounting records;

•       preparing the Company’s financial statements that are filed with the SEC or form the basis of financial statements filed with the SEC; or

•       preparing or originating source data underlying the Company’s financial statements.

Financial information systems design and implementation—

•       Directly or indirectly, operating, or supervising the operation of, the Company’s information system or managing the Company’s local area network.

•       Designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements or other financial information systems taken as a whole.

Appraisal or valuation services, fairness opinions, or contribution-in-kind reports—Any appraisal service, valuation service or any service involving a fairness opinion or contribution-in-kind report for the Company, where it is reasonably likely that the results of these services will be subject to audit procedures during an audit of the Company’s financial statements.

Actuarial services—Any actuarially-oriented advisory service involving the determination of amounts recorded in the financial statements and related accounts for the Company, where it is reasonably likely that the results of these services will be subject to audit procedures during an audit of the Company’s financial statements.

Internal audit outsourcing services—Any internal audit services related to the internal accounting controls, financial systems, or financial statements, for an Company.

Management functions—Acting, temporarily or permanently, as a director, officer, or employee of the Company, or performing any decision-making, supervisory, or ongoing monitoring function for the Company.

Human resources—

•       Searching for or seeking out prospective candidates for managerial, executive, or director positions;

•       Engaging in psychological testing, or other formal testing or evaluation programs;

•       Undertaking reference checks of prospective candidates for an executive or director position;

•       Acting as a negotiator on the Company’s behalf, such as determining position, status or title, compensation, fringe benefits, or other conditions of employment; or

•       Recommending, or advising the Company to hire, a specific candidate for a specific job (except that the Company’s independent accountants may, upon request by the Company,

interview candidates and advise the Company on the candidate’s competence for financial accounting, administrative, or control positions).

Broker-dealer, investment adviser, or investment banking services—Acting as a broker-dealer (registered or unregistered), promoter, or underwriter, on behalf of an Company, making investment decisions on behalf of the Company or otherwise having discretionary authority over an Company’s investments, executing a transaction to buy or sell an Company’s investment, or having custody of assets of the Company, such as taking temporary possession of securities purchased by the Company.

Legal services—Providing any service to an Company that, under circumstances in which the service is provided, could be provided only by someone licensed, admitted, or otherwise qualified to practice law in the jurisdiction in which the service is provided.

Expert services unrelated to the audit—Providing expert opinions for the Company in connection with legal, administrative, or regulatory proceedings or acting as an advocate for an Company in such proceedings.

Other Services—Any other service that the Public Company Accounting Oversight Board or the SEC determines by rule or regulation.

The Committee may delegate to one or more designated members of the Committee who are independent directors the authority to grant required pre-approvals of permissible non-audit activities and services. The decisions of any member to whom authority is delegated to pre-approve any permissible non-audit activity or service must be presented to the full Committee at its next scheduled meeting. In carrying out its duties, if the Committee approves an audit service within the scope of the engagement of the independent accountants, such audit service shall be deemed to have been pre-approved. The Committee shall cause and the Company shall include in the periodic reports filed with the SEC all non-audit services performed by the Company’s independent accountants in accordance with the rules and regulations of the SEC. The Committee shall require the independent accountants to separate its service engagements and fees into the following categories: “audit fees,” “audit-related fees,” “tax fees” and “all other fees,” and with respect to the “audit-related fee” and “all other fees” engagements and fees describe in subcategories the nature of the services to be provided or provided.

3.     The negotiation and determination of the compensation to be paid to the Company’s independent accountants for audit and the non-audit services. The Committee will review not less than annually with Company’s management the compensation arrangement with the independent accountants.

4.     Review the Company’s management, internal accounting staff and the independent accountants the Company’s internal accounting and financial reporting controls. Obtain not less than annually in writing from the independent accountants their letter or letters as to the adequacy of such controls.

5.     Review with the Company’s management, internal audit and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the Company’s accounting principles used in financial reporting.

6.     Receive a report covering each calendar quarter and setting forth the following:

•        the findings of the Company’s Chief Executive Officer, Chief Financial Officer and internal accounting staff regarding their conclusions about the effectiveness of the Company’s internal controls based on their evaluation and disclosing

•        all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data and the identifying any material weaknesses in internal controls, and

•        any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and

•        indicating whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation, and

•        any corrective actions with regard to significant deficiencies and material weaknesses.

7.     Review the scope and general extent of the independent accountants’ annual audit. The Committee’s review should include an explanation from the independent accountants of the factors considered by the auditors in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures.

8.     Inquire regarding the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

9.     Establish a predetermined arrangement with the independent accountants that they will report orally or in writing to the Committee before filing of the audit report with the SEC pursuant to the securities laws the following:

(i)          Critical accounting policies and practices—The evaluative criteria used by the Company’s management in the selection of each “critical accounting estimate” and the selection of initial accounting policies shall be reported and provided to the Committee. A “critical accounting estimate” is an accounting estimate recognized in the financial statements (A) that requires the Company to make assumptions about matters that are highly uncertain at the time the accounting estimate is made and (B) for which different estimates that the Company reasonably could have used in the reporting period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on the presentation of the Company’s financial condition, changes in financial condition or results of operations.

As part of reporting the “critical accounting estimates” and the selection of initial accounting policies, the Committee and Company’s independent accountants shall generally discuss (A) the reasons why certain estimates or policies were or were not considered critical and how current and anticipated future events impact those determinations and (B) an assessment of management’s disclosures along with any significant proposed modifications by the independent accountants that were not included.

(ii)        Alternative accounting treatment—The alternative treatments of financial information within generally accepted accounting principles that have been discussed with management members of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountant shall be reported and provided to the Committee. As part of reporting alternative accounting treatment, the Committee and

Company’s independent accountants shall discuss the recognition, measurement, and disclosure considerations related to the accounting for specific transactions as well as general accounting policies.

At a minimum, the report and discussion of specific transactions should identify the underlying facts, financial statement accounts impacted, and applicability of existing accounting policies to the transaction. In addition, if the accounting treatment proposed does not comply with existing accounting policies, or if an existing accounting policy is not applicable, then the report and discussion shall include an explanation of why the existing policy was not appropriate or applicable and the basis for the selection of the alternative policy. Regardless of whether the accounting policy selected preexists or is new, the independent accountants should report and discuss the entire range of alternatives available under generally accepted accounting principles that were discussed by management and the independent accountants, including with the reasons for not selecting those alternatives. If the accounting treatment selected is not the preferred method in the independent accountant’s opinion, the reasons why the preferred method was not selected by management must also be discussed.

Discussions between the independent accountants and the Committee regarding general accounting policies must focus on the initial selection of and changes in significant accounting policies and should include the impact of management’s judgments and accounting estimates, as well as the independent accountant’s judgments about the quality of the Company’s accounting principles. The discussion of general accounting policies would include the range of alternatives available under generally accepted accounting principles that were discussed by management and the independent accountants along with the reasons for selecting the chosen policy. If an existing accounting policy is being modified, then the reasons for the change must also be discussed. If the accounting policy selected is not the independent accountant’s preferred policy, the discussions must include the reasons why the auditor considered one policy to be preferred but that policy was not selected by management.

(iii)       Other Material Written Communications—The independent accountants’ decision whether to provide written communications to the Committee is subjective and influenced by auditing standards. The independent accountants are required to critically determine items that must be communicated to the Committee in writing. These items, without limitation, include the following:

•       Management representation letters;

•       Reports on observations and recommendations on internal controls;

•       Schedule of material adjustments and reclassifications proposed, and a listing of adjustments and reclassifications not recorded, if any;

•       Engagement letters;

•       Independence letters; and

•       Reports on financial statements.

The separate discussion of critical accounting policies and estimates shall not be considered a substitute for communications regarding general accounting policies, because the discussion about critical accounting policies and estimates might not encompass any new or changed general accounting policies and estimates. Likewise, the discussion of general accounting policies and estimates is not intended to dilute the reporting and discussion related to critical accounting policies and estimates, because the issues affecting critical accounting policies and estimates, such as sensitivities of assumptions and others, may be tailored specifically to events in the current reporting period, and the selection of general accounting policies and estimates should consider a broad range of transactions over time.

The Committee shall determine and report to the Board of Directors the “critical accounting estimates” that are most critical to the preparation of the Company’s financial statements for the purpose of disclosure in the Management’s Discussion and Analysis section of the Company’s annual report filed with the SEC.

Also the Committee shall receive from the Company’s independent accountants a written confirmation at the end of each of the first, second and third quarters of the year that independent accountants have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

10.   At completion of the annual audit, review with management, internal accounting staff and independent accountants the following:

•       The annual financial statements and related footnotes and financial information to be included in the Company’s annual report to shareholders and in the annual report filed with the SEC;

•       Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application;

•       Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire regarding the cooperation received by the independent accountants during the audit, including access to all requested records, data and information. Inquire of the independent accountants whether there were any disagreements with management that, were not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company’s financial statements; and

•       Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (“SAS”) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment regarding the quality of the Company’s accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management’s representation concerning audit adjustments.

If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company’s annual report filed with the SEC.

11.   Conduct investigations and resolve disagreements, if any, between management and the independent accountants.

12.   After preparation by Company’s management and review by the internal accounting staff and independent accountants, approve the report required under SEC rules and regulations to be included in the Company’s annual proxy statement. This Charter is to be published as an appendix to the Company’s proxy statement every three years or following a material amendment of this Charter.

13.   Discuss with the independent accountants the quality of the Company’s financial and accounting personnel. Also, elicit the comments of the Company’s management regarding the responsiveness of the independent accountants to the Company’s needs.

14.   Meet with management, internal accounting staff and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as “material” or “serious.” Typically, such recommendations will be presented by the independent accountants in the form of a letter of comments and recommendations addressed to the Committee. The Committee should review responses of management to the letter of comments and recommendations of the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

15.   Review the appointment and replacement of the senior internal accounting staff executives.

16.   Review with management, internal accounting staff and independent accountants the methods used to establish and monitor the Company’s policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

17.   Generally as part of the review of the annual financial statements, receive an oral report, at least annually, from the Company’s general counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

18.   As the Committee may deem appropriate, obtain, weigh and consider expert advice as to the Audit Committee related rules of the SEC and NASDAQ, statements on auditing standards and other accounting, legal and regulatory provisions.

19.   Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable SEC and NASDAQ Audit Committee requirements.

Complaint Reporting Procedures

The following procedures are established by the Committee for directors, officers, and employees to report complaints regarding accounting, internal accounting controls or auditing matters or to obtain help with a potential accounting or auditing complaint. Any complaint may be reported through the Audit Committee Hotline at 1-972-522-2006. The Audit Committee Hotline will be managed by an Audit Committee Member and provides a convenient way to alert the Committee of a potential situation without having to divulge the identity of the reporting person. Each caller remains anonymous and receives an assigned number and will be requested to call back after 30 days to check on the status of the reported complaint. Each report or enquiry will be handled confidentially to the greatest extent possible. Alternatively, a complaint or enquiry may be submitted via the mail directed to the General Counsel, at the corporate office in Grand Prairie, Texas.

Authority to Engage Advisers

The Committee is authorized in its discretion to engage and retain independent legal counsel and other professional advisers as it determines necessary, in its sole discretion, to carry out the Committee’s duties and responsibilities.

Funding Appropriation

The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board of Directors, for payment of compensation

•       to the Company’s independent accountants for the purpose of rendering or issuing an audit report; and

•       to any professional advisers employed by the Committee.

PROXY	PROXY

PRECIS, INC.
2040 NORTH HIGHWAY 360
GRAND PRAIRIE, TEXAS 75050

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PRECIS, INC.

The undersigned hereby acknowledges receipt of the official Notice of Annual Meeting, dated November 27, 2006, and hereby appoints Frank B. Apodaca and Robert L. Bintliff as Proxies, each with the power to appoint his substitute, and hereby appoints and authorizes either of them to represent and vote as designated below, all the shares of Common Stock, $.01 par value, of Precis, Inc. (the “Company”) held of record by the undersigned on November 20, 2006 at the annual meeting of shareholders to be held at 10:00 a.m. on December 29, 2006, or any adjournment thereof.

Proposal One

To elect each of the following named individuals as directors for a term ending in 2007 and until each of their respective successors shall have been duly elected and qualified. A vote “FOR” will represent a vote for the nominee director.

	Kent H. Webb, M.D.	☐ FOR	☐ WITHHOLD	☐ ABSTAIN
	Nicholas J. Zaffiris	☐ FOR	☐ WITHHOLD	☐ ABSTAIN
	J. French Hill	☐ FOR	☐ WITHHOLD	☐ ABSTAIN
	Kenneth S. George	☐ FOR	☐ WITHHOLD	☐ ABSTAIN
	Russell Cleveland	☐ FOR	☐ WITHHOLD	☐ ABSTAIN
Proposal Two

To ratify the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006. A vote “FOR” will represent a vote for such ratification and appointment.

		☐ FOR	☐ AGAINST	☐ ABSTAIN
Proposal Three	To approve other business that properly comes before the Annual Meeting or any adjournment or postponement. A vote “FOR” will represent a vote for approval of the business presented.
		☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE THROUGH THREE.

Please sign exactly as the name appears to left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date:		, 2006

Signature

Signature if held jointly

PLEASE MARK, SIGN, AND DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.